Exhibit 99.1

Ocean Power Technologies Announces Fiscal Second Quarter 2019 Financial Results

Successful Commercialization Strategy Gains Momentum

Monroe Township, N.J., December 10, 2018 - Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, announced today its financial results for the fiscal second quarter of 2019 ended October 31, 2018. “We believe that the strong momentum that OPT’s sales and marketing team experienced in the first half of the fiscal year is indicative of our ongoing success.” George H. Kirby, President and Chief Executive Officer of Ocean Power Technologies, explained, “We are now in the process of executing multiple contracts to supply PowerBuoys™ in targeted markets across various industry sectors.”

Mr. Kirby continued, “Our new facility and scaled operations allow us to better deliver high-quality products and services to our customers. In addition to the lease of our PB3 PowerBuoy™ for use in the Adriatic Sea by Eni S.p.A., we are also in the process of finishing the engineering design work on a PB3 PowerBuoy™ to be delivered to Premier Oil for deployment in the Central North Sea. Moreover, with our deep pipeline of commercial opportunities and continued increasing demand for our products, we believe we will be able to lease or sell a growing number of PB3 PowerBuoys™ to our targeted markets around the globe.”

Finally, Mr. Kirby highlighted “We believe that the expansion of our suite of complimentary products that leverage the core technology of the PowerBuoy™, including new subsea battery solutions and a hybrid PowerBuoy™, provides us further opportunities to monetize these existing technologies. This expansion will enable our industry recognition as an innovator in offshore power to continue to grow.”

Second Fiscal Quarter Financial & Recent Operational Highlights

●	Progressed contracts with Eni S.p.A. and Premier Oil;

●	Executed agreement with Enel Green Power to evaluate a potential PowerBuoy™ deployment off the coast of Chile;

●	Expanded our suite of complimentary products that leverages our PB3 PowerBuoy™ to include lithium ion subsea battery solutions and a hybrid, liquid-fueled PowerBuoy™;

●	Continued to build and address increasing demand for the PB3 PowerBuoy™ by responding to multiple requests for proposals, technical information and pricing, and through new marketing initiatives.

Second Quarter Operations Review

In discussing the company’s operational progress in the second quarter, Mr. Kirby stated, “OPT has made continued commercial and operational progress during the second quarter. Our new complimentary products, which will include subsea battery solutions and a hybrid PowerBuoy™, along with our existing PB3 PowerBuoy™ existing support services, provide more comprehensive solutions that can meet the needs of more customers requiring reliable power and communications in their subsea work across the globe.”

Mr. Kirby continued, “We strengthened our Board with the addition of Kristine S. Moore on September 10, 2018. Ms. Moore brings over 25 years of international senior executive experience and a wealth of commercial, technical and transformational expertise. Her senior leadership roles with Royal Dutch Shell and IBM, and her experience in the energy, technology and industrial sectors will provide the depth and breadth of experience needed to round out the credentials, skillset, and backgrounds of our Board members.”

Second Quarter 2019 Financial Results

Revenue for the second quarter of fiscal 2019 ended October 31, 2018 was $0.1 million, compared to revenue of $0.1 million for the second quarter of fiscal 2018. Revenues in fiscal 2019 comprised of new customer contracts underway with Eni S.p.A., Premier Oil, and Enel Green Power S.p.A. The contracts with the Office of Naval Research and Mitsui Engineering and Shipbuilding were completed in the same period in fiscal 2018. Cost of revenues increased $0.7 million compared to the three months ended October 31, 2017. The increase in cost of revenues is due to higher upfront spending and material costs on new customer contracts compared to the same period in the fiscal 2018. The net loss for the second quarter of fiscal 2019 was $3.9 million, compared to a net loss of $2.6 million for the same period in the prior year. The increase in net loss for the second quarter of fiscal 2019 as compared to the same period in fiscal 2018 is mainly attributable to higher upfront engineering and product development costs associated with the new customer contracts, and the costs associated with building additional PowerBuoys™ .

Fiscal First Half 2019 Financial Results

Revenue for the first six months of fiscal 2019 was $0.2 million, compared to revenue of $0.3 million for the first six months of fiscal 2018. The slight decline in revenue is due to the timing of the launch of new customer contracts during the first half of fiscal 2019 with Eni, Premier Oil, and Enel Green Power S.p.A. The contracts with the Office of Naval Research and Mitsui Engineering and Shipbuilding were completed in the same period in fiscal 2018. The net loss for the first six months of fiscal 2019 was $7.1 million, compared to a net loss of $5.2 million for the same period in fiscal 2018. The increase in net loss for the second quarter of fiscal 2019 as compared to the same period in fiscal 2018 is mainly attributable to higher upfront engineering and product development costs associated with the new customer contracts, and the costs associated with building additional PowerBuoys™.

Balance Sheet and Cash

Total cash, cash equivalents, marketable securities, and restricted cash were $4.6 million as of October 31, 2018, compared to $12.3 million on April 30, 2018. As of both October 31, 2018, and April 30, 2018, restricted cash was $0.7 million. Net cash used in operating activities was $7.6 million during the six months ended October 31, 2018 as compared to $6.7 million during the same period in the prior year.

Conference Call & Webcast Details

Ocean Power Technologies’ management will host a conference call and webcast to review the second quarter financial and operating results on Tuesday, December 11, 2018 at 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-473-0979 (toll free in the U.S.) or 1-574-990-1390 for international callers and entering passcode conference ID 8585504.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until January 17, 2019 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID# 13685076. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Michael Porter, President

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Ocean Power Technologies, Inc.

(FINANCIAL TABLES TO FOLLOW)

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2018	April 30, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,851	$11,499
Marketable securities	-	25
Restricted cash- short-term	550	572
Accounts receivable	467	171
Unbilled receivables	-	71
Contract assets	23	-
Litigation receivable	-	350
Other current assets	972	567
Total current assets	5,863	13,255
Property and equipment, net	676	712
Restricted cash- long-term	155	154
Total assets	$6,694	$14,121
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$313	$290
Accrued expenses	2,192	2,261
Litigation payable	-	350
Unearned revenue	-	18
Contract liabilities	373	-
Warrant liabilities	65	201
Current portion of capital lease obligations	5	23
Deferred credits payable current	-	600
Total current liabilities	2,948	3,743
Deferred rent	147	142
Total liabilities	3,095	3,885
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 19,067,868 and 18,424,939 shares, respectively	19	18
Treasury stock, at cost; 75,782 and 74,012 shares, respectively	(301)	(300)
Additional paid-in capital	208,714	208,216
Accumulated deficit	(204,668)	(197,538)
Accumulated other comprehensive loss	(165)	(160)
Total stockholders’ equity	3,599	10,236
Total liabilities and stockholders’ equity	$6,694	$14,121

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2018	2017	2018	2017

Revenues	$141	$94	$172	$289
Cost of revenues	637	(24)	780	193
Gross profit/(loss)	(496)	118	(608)	96

Operating expenses:
Engineering and product development costs	1,574	978	2,722	2,080
Selling, general and administrative costs	1,849	1,747	3,902	3,388
Total operating expenses	3,423	2,725	6,624	5,468
Operating loss	(3,919)	(2,607)	(7,232)	(5,372)

Gain due to the change in fair value of warrant liabilities	51	31	136	68
Interest income, net	7	6	21	9
Foreign exchange gain/(loss)	(29)	(7)	(55)	55
Net loss	$(3,890)	$(2,577)	$(7,130)	$(5,240)
Basic and diluted net loss per share	$(0.21)	$(0.20)	$(0.39)	$(0.42)
Weighted average shares used to compute basic and diluted net loss per share	18,523,493	12,904,973	18,338,678	12,586,828

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended October 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(7,130)	$(5,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss/(gain)	55	(55)
Depreciation	90	52
Loss on disposal of property, plant and equipment	-	4
Compensation expense related to stock option grants and restricted stock	135	173
Gain due to the change in fair value of warrant liabilities	(136)	(68)
Changes in operating assets and liabilities:
Accounts receivable	(296)	48
Unbilled receivables	71	294
Contract assets	(23)	-
Other assets	(109)	(102)
Accounts payable	24	(263)
Accrued expenses	(56)	(1,523)
Deferred rent	5	-
Deferred credit payable	(600)	-
Unearned revenue	(18)	-
Contract liabilities	373	-
Net cash used in operating activities	(7,615)	(6,680)
Cash flows from investing activities:
Purchases of marketable securities	(25)	(25)
Maturities of marketable securities	50	25
Leasehold improvements and purchase of equipment	(52)	(63)
Net cash used in investing activities	(27)	(63)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	68	14,647
Payment of capital lease obligations	(19)	(17)
Acquisition of treasury stock	(1)	(34)
Net cash provided by financing activities	48	14,596
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(75)	68
Net (decrease)/increase in cash, cash equivalents and restricted cash	(7,669)	7,921
Cash, cash equivalents and restricted cash, beginning of period	12,225	8,909
Cash, cash equivalents and restricted cash, end of period	$4,556	$16,830